ADMINISTRATION AGREEMENT

         THIS ADMINISTRATION AGREEMENT (this "Agreement") is made as of the 31st day of December, 2006 (the "Effective Date"), by and between Accessor Funds, Inc., ("Accessor") a StateMaryland corporation (the "Fund"), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of StateplaceDelaware (the "Administrator").

         WHEREAS, Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of the series portfolios set forth in Schedule I, attached hereto, as the same may be amended from time to time ("Portfolios"), each of which may consist of one or more classes of shares of beneficial interest ("Shares"); and

         WHEREAS, Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to such Portfolios of Fund on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Fund and the Administrator hereby agree as follows:

SECTION 1         DEFINITIONS

     1.01 "1940 Act" shall have the meaning given to such term in the preamble of this Agreement.

     1.02 "Confidential Information" shall have the meaning given to such term in Section 11.01 of this Agreement.

     1.03 "Core Services" shall mean the services described in Schedule II, with the exception of items 13, 15 and 18.

     1.04 "Disclosing Party" shall have the meaning given to such term in
          Section 11.01 of this Agreement.

     1.05 Unless the context otherwise requires and except as otherwise specified in this Agreement, the term "Fund" shall include, as applicable, a trustee or directors, or other Person having similar status or performing similar functions, as the case may be, acting on behalf of Fund.

     1.06 "Fund Data" shall have the meaning given to such term in Section 2.04 of this Agreement.

     1.07 "Governing Documents" shall mean the Fund's articles of incorporation and bylaws as such documents may be amended from time to time.

     1.08 "Initial Term" shall have the meaning given to such term in Section
          9.01 of this Agreement.

     1.09 "Interested Party" or "Interested Parties" means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

     1.10 "Investments" shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of Fund.

     1.11 "Live Date" means the date on which Fund is converted onto the Administrator's system and the Administrator begins calculating Fund's official net asset values ("NAV").

     1.12 "Person" shall mean any natural person, partnership (whether general or limited), estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

     1.13 "Portfolio" shall have the meaning given to such term in the preamble of this Agreement.

     1.14 "Prospectus" means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of Fund, including all amendments or supplements thereto.

     1.15 "Receiving Party" shall have the meaning given to such term in Section
          11.01 of this Agreement.

     1.16 "Renewal Term" shall have the meaning given to such term in Section
          9.01 of this Agreement.

     1.17 "Services" shall have the meaning given to such term in Section 2.01 of this Agreement.

     1.18 "Shares" shall have the meaning given to such term in the preamble of this Agreement.

     1.19 "Sponsor" means Accessor Capital Management LP.

SECTION 2         APPOINTMENT AND CONTROL

     2.01 Services. Fund hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of Fund for the term and subject to the provisions hereof. The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule II, which may be amended from time to time in writing by the parties ("Services"). In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Fund's Governing Documents and Prospectus as they may be amended (provided copies are delivered to the Administrator).

     2.02 Authority. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of Fund shall be subject to the overall direction and control of Fund or any Person authorized to act on Fund's behalf (including, without limitation, Fund's Sponsor and the board of directors of Fund); provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and comply in all material respects with the Prospectus, the Governing Documents, and all applicable resolutions and/or directives of Fund's board of directors of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of Fund and (ii) shall not provide any investment advisory services to Fund, and shall have no liability related to the foregoing.

     2.03 Third Parties; Affiliates. Except with respect to Core Services, the Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to Fund for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator. The Administrator shall not delegate to, or sub-contract with, third parties or affiliates any Core Services without the Fund's prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Fund acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator's affiliates or third parties located in or outside of the country-regionplaceUnited States of America. Without in any way limiting the foregoing, the Administrator shall provide prior notice to the Fund in the event that it delegates or transfers any of the non-administrative aspects of the service described in item 13 of
          Schedule II.

     2.04 Fund Data. Fund shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of Fund so that the Administrator is able to perform its Services pursuant to this Agreement (including, without limitation, manual or fair value prices, appropriate transaction supporting documentation and accounting methodologies with respect to Fund's Investments as approved by Fund's auditors) (collectively, "Fund Data"). All Fund Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. Fund shall have an ongoing obligation to promptly update all Fund Data so that such information remains complete and accurate. All Fund Data shall be prepared and maintained, by or on behalf of Fund, in accordance with applicable law, the Prospectus and generally acceptable accounting principles. Except to the extent that the Administrator fails to act in accordance with its standard of care as set forth in Section 5.01 of this Agreement, the Administrator shall be entitled to rely on all Fund Data and shall have no liability for any loss, damage or expense incurred by Fund or any other Person to the extent that such loss, damage or expense arises out of or is related to Fund Data that is not accurate, complete and timely.

     2.05 Accounts and Records. The accounts and records maintained by the Administrator shall be the property of the Fund. Such accounts and records shall be prepared, maintained and preserved as required by the Investment Company Act and other applicable securities laws, rules and regulations. So long as the Fund is not in material breach of this Agreement such accounts and records shall be surrendered to the Fund promptly upon receipt of proper instructions from the Fund in the form in which such accounts and records have been maintained or preserved. The Fund and Authorized Persons shall have access to such accounts and records at all times during the Administrator's normal business hours.

SECTION 3         REPRESENTATIONS, WARRANTIES AND COVENANTS OF FUND

     3.01 Fund represents and warrants that:

          3.01.01. it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

          3.01.02. it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, "Actions") of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

          3.01.03. it is not in default under any contractual or statutory obligations (including the payment of any tax) which, individually or in the aggregate, is reasonably likely to materially and adversely affect its business or financial condition;

          3.01.04. it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations, except in each case where noncompliance is not reasonably likely to materially and adversely affect its business or financial condition;

          3.01.05. it has a valid engagement with an independent auditor;

          3.01.06. it has kept, or caused to be kept, its books and records in a manner consistent with generally acceptable industry standards; and

          3.01.07. if necessary, any shareholder approval of this Agreement has been obtained.

     3.02 Fund covenants and agrees that:

          3.02.01. it will furnish the Administrator from time to time with complete copies, authenticated or certified, of each of the following:

               (a)  Copies of the following documents:

                    (1) Copies of Fund's Governing Documents, certified, where available, by the proper official of the state in which such document has been filed.

                    (2) Copies of resolutions of the directors covering the approval of this Agreement, authorization of specified officers of Fund to execute and deliver this Agreement and authorization for specified officers of Fund to instruct the Administrator.

               (b) A list of all the officers of Fund, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters.

               (c)  Copies of the current Prospectus and related reports.

               (d) A list of all issuers the Portfolios are restricted from purchasing.

               (e) A list of all affiliated persons (as such term is defined in the 1940 Act) of Fund that are broker-dealers.

               (f) The identity of Fund's auditors along with contact information.

               (g) The expense budget for each Portfolio for the current fiscal year. (h) A list of contact persons (primary, backup and secondary backup) of each Portfolio's investment adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

                    (i) Copies of all Fund Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

                    Fund shall promptly provide the Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until the Administrator receives such updated information or document, the Administrator shall have no obligation to implement or rely upon such updated information or document.

          3.02.02. it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of Fund, including, without limitation, providing the Administrator with all Fund Data reasonably requested by the Administrator;

          3.02.03. it will promptly notify the Administrator of any matter which could materially affect the Administrator's performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

          3.02.04. it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

          3.02.05. it will promptly notify the Administrator of updates to its representations and warranties hereunder.

SECTION 4         REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR

     4.01 The Administrator represents and warrants that:

          4.01.01. it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

          4.01.02. it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

          4.01.03. it is not in default under any contractual or statutory obligations (including the payment of any tax) which, individually or in the aggregate, is reasonably likely to materially and adversely affect its business or financial condition.

     4.02 The Administrator covenants that:

          4.02.01. it will maintain a disaster recovery program ("Disaster Recovery Plan") which is designed to enable it to maintain or restore its ability to provide the Services to Fund in the event the Administrator's normal business operations are suspended due to a disaster. Upon the occurrence of any disaster covered by the Disaster Recovery Plan, the Administrator shall implement the Disaster Recovery Plan and take all reasonable action required under the Disaster Recovery Plan to continue to provide the Services to Fund as soon as is practicable under the circumstances.

          4.02.02. it undertakes to comply with all applicable requirements of the Investment Company Act and other applicable securities laws applicable to it, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder. The Administrator assumes no responsibility for compliance with such laws, rules or regulations by Sponsor, the Fund or any Portfolio.

          4.02.03. it will promptly notify the Fund of updates to its representations and warranties hereunder.

          4.02.04. it will promptly notify the Fund of any matter which could materially affect the Administrator's performance of its duties and obligations under this Agreement.

          4.02.05. it will not enter into a side agreement with an affiliate of the Fund that affects the services being provided pursuant to this Agreement, unless such agreement is disclosed to and approved by the Fund's board of directors.

SECTION 5         LIMITATION OF LIABILITY AND INDEMNIFICATION

          5.01 The duties of the Administrator shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against the Administrator. In the absence of gross negligence, bad faith or fraud or reckless disregard of its obligations or duties in the performance of the Services and subject to Section 5.09 of this Agreement, the Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties under this Agreement. As used in this Section 5, the term "Administrator" shall include the officers, directors, employees, affiliates, subcontractors, and agents of the Administrator as well as that entity itself. Fund shall be solely responsible for its compliance with applicable investment policies, and any laws and regulations governing the manner in which its assets may be invested, and shall be responsible for any losses attributable to non-compliance with any such policies, laws and regulations. The Administrator shall not in any circumstances be liable for any indirect, special, punitive or consequential damages of any nature whatsoever. The Administrator shall not be responsible for any inaccuracy, failure or delay in the performance of any of its obligations under this Agreement to the extent such inaccuracy, failure or delay was due to the inaccuracy, failure or delay of Fund or its agent in the performance of Fund's obligations under this Agreement. Each party shall have the duty to mitigate its damages for which another party may become responsible.

          5.02 Fund shall indemnify and hold harmless the Administrator from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of:
               (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator's reliance upon any instructions, notice or instrument that the Administrator reasonably believes is genuine and signed or presented by an authorized Person of Fund; provided that this indemnification shall not apply if any such loss, damage or expense is caused by or arises from the Administrator's bad faith, fraud or gross negligence in the performance of the Services or reckless disregard of its obligations or duties in the performance of the Services; (ii) any violation by Fund or Fund's Sponsor of any applicable investment policy, law or regulation; (iii) any misstatement or omission in the Fund Data;
               (iv) any breach by Fund of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of Fund or Fund's former administrator prior to the Effective Date or (vi) any pricing error caused by the failure of a Portfolio's investment adviser or sub-adviser to provide a trade ticket or for incorrect information included in any Valuation Information. Fund shall not in any circumstances be liable to the Administrator for any special, punitive or consequential damages of any nature whatsoever.

          5.03 Administrator shall indemnify and hold harmless the Fund from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's gross negligence, fraud, bad faith or reckless disregard of its obligations or duties in the performance of the Services hereunder. The Administrator may apply to Fund, Fund's Sponsor or any Person acting on Fund's behalf at any time for instructions and may, upon prior notice to the Fund, consult counsel for Fund or Fund's Sponsor or with accountants, counsel and, upon prior notice to the Fund, other experts with respect to any matter arising in connection with the Administrator's duties hereunder, and subject to the standard of care set forth in
               Section 5.01, the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. Also, subject to the standard of care set forth in Section 5.01, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by an authorized Person or Persons of the Fund. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of Fund until receipt of written notice thereof. To the extent that the Administrator consults with Fund counsel pursuant to this provision, any such expense shall be borne by Fund.

          5.04 Except as provided in Section 2.03 hereunder, the Administrator shall have no liability for the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, custodians, prime brokers, investment advisers (including, without limitation, the sponsor) or sub-advisers, former service providers, postal or delivery services, telecommunications providers and processing and settlement services. The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by Fund's transfer agent, custodian or prior service providers.

          5.05 The Administrator shall have no obligations with respect to any laws relating to the distribution, purchase or sale of Shares. Further, Fund assumes full responsibility for the preparation, contents and distribution of its Fund Data and its compliance with any applicable laws, rules, and regulations.

          5.06 The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited. Any request for advancement of defense expenses shall include evidence of the expenses incurred by the party seeking indemnification (the "Indemnified Party") and shall include or be preceded or accompanied by an undertaking by or on behalf of such party to repay such amounts if it is ultimately determined that such party is not entitled to indemnification under this Agreement. If in any case a party (the "Indemnifying Party") is asked to indemnify or hold the Indemnified Party harmless, the Indemnified Party shall promptly advise Indemnifying Party of the pertinent facts concerning the situation in question, and the Indemnified Party will use all reasonable care to identify and notify Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

          5.07 The Indemnifying Party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Indemnifying Party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by such party and satisfactory to the Indemnified Party, whose approval shall not be unreasonably withheld. In the event that the Indemnifying Party elects to assume the defense of any suit and retain counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it. If Indemnifying Party does not elect to assume the defense of a suit, it will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party.

          5.08 The Indemnified Party shall in no event confess or settle any claim or make any compromise for which the Indemnifying Party may be required to indemnify the Indemnified Party without the Indemnifying Party's prior written consent. The Indemnified Party shall forfeit its right to such indemnification to the extent it takes any action contrary to the foregoing provision.

          5.09 Without limiting the foregoing, the Administrator shall correct the effect of accounting or other errors that impact the Administrator's calculation of the Fund's NAV that have a material impact on the Fund's shareholders in accordance with the Fund NAV error policy attached hereto as Schedule V, as such policy may be amended from time to time upon mutual written agreement of the parties.

          5.10 The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6         VALUATION

     Subject to the standard of care set forth in Section 5.01, the Administrator is entitled to rely on the price and value information (hereinafter "Valuation Information") provided by prior administrators, brokers and custodians, investment advisors (including, without limitation, the sponsor) or any third-party pricing services selected by the Administrator or Fund (collectively hereinafter referred to as the "Pricing Sources") in order to calculate Fund's aggregate NAV (and the value of shareholders' capital accounts based upon such valuation). The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources. The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source. No Fund shall use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7         ALLOCATION OF CHARGES AND EXPENSES

     7.01 The Administrator. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

     7.02 Fund Expenses. Fund assumes and shall pay or cause to be paid all expenses of Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Fund Data, and notices to existing shareholders (including, without limitation, any fees charged by Automated Data Processing, Inc. with respect to mailing materials to beneficial shareholders); all expenses incurred in connection with issuing and redeeming Shares; the costs of Pricing Sources; the costs of escrow and custodial services; the cost of initial and ongoing registration of the Shares under Federal and state securities laws; costs associated with attempting to locate lost shareholders; all expenses incurred in connection with any custom programming or systems modifications required to provide any unique reports or services requested by Fund (upon prior notice to and consent of the Fund); any expenses, if applicable, incurred to reprint Fund documents identifying the Administrator (along with its address and telephone number) as Fund's new administrator; bank service charges; NSCC trading charges; fees and out-of-pocket expenses of directors; the costs of directors' meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to Fund. Fund shall reimburse the Administrator for its reasonable out-of-pocket expenses actually incurred in the performance of the Services and which are supported by documentary evidence provided to the Fund upon request, including reasonable pro-rated charges for SAS 70 audit charges incurred by the Administrator in the performance of its duties.

SECTION 8         COMPENSATION

     Fund shall pay to the Administrator compensation at the rates set forth in the written fee schedule annexed hereto as Schedule III and incorporated herein. Fund shall have no right of set-off. Fund shall pay the Administrator's fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. The Administrator shall submit an invoice to Fund and Fund shall, within three business days following the date of such invoice, either provide an expense authorization or a detailed explanation of the fees that are not agreed. Upon receipt of the expense authorization, the Administrator is hereby authorized to, and may, at its option and upon prior notice to the Fund, debit its fees due from Fund's portfolio account(s), as set forth on Schedule III, which may be amended from time to time in writing by the parties. In the event Fund disagrees with all or any portion of the fees set forth in an invoice, the parties shall promptly meet to resolve such disagreement. If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in
     Schedule III.

SECTION 9         DURATION AND TERMINATION

     9.01 Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of three years from and after the Live Date (the "Initial Term"), and thereafter shall automatically renew for successive one year terms (each such period, a "Renewal Term") unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.

     9.02 Termination for Cause.

          9.02.01. This Agreement may be terminated at any time by any party giving at least sixty days prior notice in writing to the other parties if at anytime the other party or parties have been first
               (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) ("Breach Notice") and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

          9.02.02. This Agreement may be terminated with respect to the Fund or any particular Portfolio at any time by any party giving ninety days prior notice in writing to the other parties prior to the "liquidation" of Fund or such Portfolio. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which all the assets of Fund are sold or otherwise disposed of and proceeds there from are distributed in cash to the shareholders in complete liquidation of the interests of shareholders in Fund or such Portfolio. A termination pursuant to this Section 9.02.02 shall be effective as of the date of such liquidation. Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve Fund of its obligation to pay the fees set forth on Schedule III for the remainder of the ninety day period set forth in this
               Section 9.02.02, which amount shall be payable prior to the effective date of such liquidation.

          9.02.03. If the Administrator is unable to successfully convert Fund to its operational environment within a reasonable period of time following the Effective Date due to untimely, inaccurate or incomplete Fund Data, the Administrator shall have the right to terminate this Agreement upon written notice and such termination shall be effective upon the date set forth in such notice.

     9.03 Effect of Termination.

          9.03.01. The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

          9.03.02. After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder, the Administrator shall deliver to Fund, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to Fund in the possession of or under the control of the Administrator or any of its agents or delegates.

          9.03.03. In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, upon written notice to the Fund, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by Fund, including, without limitation, administrative costs, attorneys fees, court costs, and interest if the Fund has not paid the fees, reimbursable expenses or other moneys owed within 10 days of the receipt of such notice.

          9.03.04. Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of Fund, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the then pertinent provisions of this Agreement, including without limitation, the provisions dealing with indemnification shall continue in full force and effect. Compensation due the Administrator and unpaid by Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from Fund, in addition to the compensation described in Schedule III, the Administrator's reasonable out of pocket expenses in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to Fund and/or its designees of Fund's property, records, instruments and documents.

SECTION 10        CONFLICTS OF INTEREST

          10.01 Non-Exclusive. The services of the Administrator rendered to Fund are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to Fund or Person acting on Fund's behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

          10.02 Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:

               10.02.01. an Interested Party from buying, holding, disposing of or otherwise dealing in any Shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement; provided, however, that the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of Shares;

               10.02.02. an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of Fund;

               10.02.03. an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Shares or Investments effected by it for the account of Fund; provided, however, that the amount of such commission or other remuneration is negotiated at arm's length; and

               10.02.04. an Interested Party from contracting or entering into any financial, banking or other transaction with Fund or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm's length.

SECTION 11        CONFIDENTIALITY

     11.01 Confidential Information. The Administrator and Fund (in such capacity, the "Receiving Party") acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and Fund (in such capacity, the "Disclosing Party") in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party's Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to the Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, (c) the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party's Confidential Information, and (b) shall not use the Disclosing Party's Confidential Information, or authorize other Persons to use the Disclosing Party's Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, "reasonable steps" means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care. Without limiting the foregoing, the parties acknowledge and agree that the use and disclosure of the data and information set forth in the Administrator's Product Monitoring Report User Guide shall be subject to the terms and conditions included in such document from time to time.

          The term "Confidential Information," as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

     11.02 Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

     11.03 Permitted Disclosure. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party's obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates' employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party's Confidential Information, other than the Receiving Party's accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party's Confidential Information by such Persons.

     11.04 Effect of Termination. Upon the Disclosing Party's written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party's Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of Fund that resides in save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. If requested by the Disclosing Party, the ----------- Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

SECTION 12        MISCELLANEOUS PROVISIONS

     12.01 Internet Access. Data and information may be made electronically accessible to Fund, the adviser and/or sub-adviser(s) of each Portfolio and each Portfolio's investors through Internet access to one or more web sites provided by the Administrator ("Web Access"). All rights in Web Access (including text and "look and feel" attributes) are owned by the Administrator. Any commercial use of the content or any other aspect of Web Access requires the written permission of the Administrator. Use of the Web Access by Fund or its agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented "As Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

     12.02 Independent Contractor. In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of Fund and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of Fund. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

     12.03 Assignment; Binding Effect. Fund may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of Fund's obligations hereunder, without the prior written consent of the Administrator. Upon notice to the Fund, the Administrator may assign, delegate or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of SEI Investments Company, provided that such affiliate agrees to be bound by the terms, conditions and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party's successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

     12.04 Agreement for Sole Benefit of the Administrator and Fund. This Agreement is for the sole and exclusive benefit of the Administrator and Fund and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or Fund or (ii) the sponsor. The clients or customers of the Administrator or Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys' fees, based on this Agreement or the services provided hereunder.

     12.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the PlaceTypeplaceCommonwealth of PlaceNamePennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

     12.06 Equitable Relief. Each party agrees that any other party's violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

     12.07 Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

     12.08 Notice. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and
          (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Administrator shall be sent to the attention of: General Counsel, SEI Investments Global Funds Services, addressCityStreetOne Freedom Valley Drive, Oaks, StateplacePennsylvania 19456, with a copy, given in the manner prescribed above, to your current relationship manager. Notices to Fund shall be sent to the persons specified in Schedule IV.

     12.09 Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

     12.10 Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

     12.11 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

     12.12 Anti-Money Laundering Laws. In connection with performing the Services set forth herein, the Administrator may provide information that Fund may rely upon in connection with Fund's compliance with applicable laws and regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the "Regulations"). Fund and the Administrator agree that Fund shall be responsible for its compliance with all such Regulations. It shall be a condition precedent to providing Services to Fund under this Agreement that the Administrator is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations. Without in any way limiting the foregoing, the Fund acknowledges that the Administrator is authorized to return an investor's Investment in any Portfolio and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply with its obligations pursuant to the Regulations.

     12.13 Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the reasonable control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

     12.14 Equipment Failures. In the event of equipment failures beyond the Administrator's reasonable control, subject to the standard of care set forth in Section 5.01, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     12.15 Non-Solicitation. During the term of this Agreement and for a period of one year thereafter, neither the Fund nor the Administrator's fund accounting group shall solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of the other party during the term of this Agreement. If a party breaches this provision, such party shall pay to the other party liquidated damages equal to 100% of the most recent twelve month salary of the non-breaching party's former employee together with all legal fees reasonably incurred by such party in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this
          Section 12.15.

     12.16 Headings. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

     12.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

     12.18 Publicity. Except to the extent required by applicable Law, neither the Administrator nor Fund shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to Fund over other clients, nothing herein shall prevent the Administrator from (i) placing Fund on the Administrator's client list(s) (and sharing such list(s) with current or potential clients of the Administrator); (ii) using Fund as reference; or (iii) otherwise orally disclosing that Fund is a client of the Administrator at presentations, conferences or other similar meetings. If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if Fund desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.


ADMINISTRATOR:                            FUND:

SEI INVESTMENTS GLOBAL FUNDS SERVICES     ACCESSOR FUNDS, INC.

By:  _______________________________      By:  _______________________________
Name:  Stephen G. Meyer                        Name:  Christine Stansbery
Title: Executive Vice President           Title:  Senior Vice President and
                                                  Secretary

                                   SCHEDULE I

                                   Portfolios


1. Growth Fund
2. Value Fund
3. Small to Mid Cap Fund
4. International Equity Fund
5. High Yield Bond Fund
6. Intermediate Fixed-Income Fund
7. Short-Intermediate Fixed-Income Fund
8. Mortgage Securities Fund
9. Limited Duration
10. U.S. Government Fund
11. Accessor Income Allocation Fund
12. Accessor Income & Growth Allocation Fund
13. Accessor Balanced Allocation Fund
14. Accessor Growth & Income Allocation Fund
15. Accessor Growth Allocation Fund
16. Accessor Aggressive Growth Allocation Fund


Each Fund offers four classes of shares: Advisor Class Shares, Investor Class Shares, A Class Shares and C Class Shares (except the Limited Duration Fund which offers one class of shares and the U.S. Government Fund which offers five class of shares)

                                   SCHEDULE II

                                List of Services

1)   Maintain Funds' accounting books and records;

2) Obtain Portfolio security valuations from appropriate sources consistent with each Fund's pricing and valuation policies, and calculate net asset value of each Portfolio and class;

3) Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

4) Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;

5) Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the adviser, if requested;

6) Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

7) Provide standardized performance reporting data to the Fund and its adviser(s);

8) Provide performance, financial and expense information for registration statements, proxies, and information statements

9) Communicate net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

10) Update accounting system to reflect rate changes, as received from a Portfolio's investment adviser, subadvisor or respective designee, on variable interest rate instruments;

11)  Accrue expenses of each Portfolio;

12) Determine the outstanding receivables and payables for all (1) security trades, (2) portfolio share transactions and (3) income and expense accounts in accordance with the budgets provided by Fund or its investment adviser;

13) Prepare Fund's financial statements for review by fund management and independent auditors, prepare and manage annual and semi-annual report preparation process, prepare Forms N-SAR, N-Q, N-CSR and 24f-2, provide fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file Forms N-SAR, N-Q, N-CSR and 24f-2 and annual/semi-annual reports via EDGAR;

14) Monitor each Portfolio's compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company;

15) Prepare and file federal and state tax returns for Fund other than those required to be prepared and filed by Fund's transfer agent or custodian.

16)  Provide data for year-end 1099's and supplemental tax letters;

17) Provide such fund accounting and financial reports in connection with quarterly meetings of the board of directors as the board of directors may reasonably request;

18) Manage Fund's proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;

19)  Provide individuals to serve as ministerial officers of Fund, as requested;

20)  Provide principal accounting officer for purposes of Sarbanes-Oxley;

21) Coordinate with Funds' counsel on filing of Fund's registration statements and proxy statements, and coordinate printing and delivery of Fund's prospectuses and proxy statements and information statements;

22) Coordinate Funds' board of directors' schedule, agenda and production of board of directors meeting materials, and attend board of directors meetings (if requested);

23) Provide consultation to Fund and its Sponsor on regulatory matters relating to the operation of Fund as requested and coordinate with Fund's legal counsel regarding such matters and, upon request, update the Fund and the Sponsor on significant regulatory and legislative developments that may affect the Fund;

24) Assist legal counsel to Fund in the development of policies and procedures relating to the operation of Fund;

25) Act as liaison to legal counsel to Fund and, where applicable, to legal counsel to Fund's independent directors;

26) Coordinate with Fund counsel in the preparation, review and execution of contracts between Fund and third parties, such as the Fund's or any Portfolio's investment adviser, sub-advisor, transfer agent, and custodian, and record-keepers or shareholder service providers;

27) Assist Fund in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with Fund's legal counsel in responding to any non-routine regulatory matters with respect to such matters;

28) Provide consulting with respect to the ongoing design, development and operation of Fund, including new Portfolios or Share classes and/or load structures and financing, as well as changes to investment objectives and polices for existing Portfolios;

29)  Provide treasurer to the Fund.

30)  Manage the preparation for and conducting of board of directors meetings by
     (i) coordinating board of directors book production and distribution process, (ii) subject to review and approval by Fund and its counsel and counsel to the independent directors, preparing meeting agendas, (iii) preparing the relevant sections of the board of directors materials required to be prepared by the Administrator, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 for and as directed by the directors or Fund counsel or counsel to the independent directors, (v) attending board of directors meetings, and (vi) performing such other board of directors meeting functions as shall be agreed by the parties in writing (in this regard, Fund shall provide the Administrator with notice of regular meetings at least six (6) weeks before such meeting and as soon as practicable before any special meeting of the board of directors);

31) Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to Fund's independent public accountants in connection with the preparation of any audit or report requested by Fund, including the provision of a conference room at the Administrator's location if necessary (in this regard, Fund's independent auditors shall provide the Administrator with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) the Administrator will be able to promptly respond to such information requests without undue disruption of its business); and

32) On a T+2 post-trade basis and based on the information available to the Administrator, monitor the Portfolios for compliance with applicable limitations as set forth in Fund's or any Portfolio's then current Prospectus or Statement of Additional Information (this provision shall not relieve Fund's investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance, including on a pre-trade basis).

33) Upon reasonable notice and as mutually agreed upon, the Administrator may provide additional reports upon the request of Fund or its investment adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

34) Upon reasonable notice and as mutually agreed upon, the Administrator may provide such additional services with respect to a Portfolio, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service. ***

                                  SCHEDULE III

                                Schedule of Fees


Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to
Section 8 of the Agreement beginning on the Live Date. Fund will be charged the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on the aggregate average net assets of the following Portfolios):

Growth Fund, Value Fund, Small to Mid Cap Fund, International Equity Fund, High Yield Bond Fund, Intermediate Fixed-Income Fund, Short-Intermediate Fixed-Income Fund, Mortgage Securities Fund, Limited Duration U.S. Government Money Fund



     -------------------------------------------------------------------------
                            Portfolio Assets                  Basis Points
     -------------------------------------------------------------------------
     First $3 billion in aggregate average net assets               5
     -------------------------------------------------------------------------
     Aggregate average net assets in excess of  $ 3 billion         4
     -------------------------------------------------------------------------


Asset Based Fees: (calculated and assessed monthly in arrears based on the average net assets of each the following Portfolios):

Accessor Income Allocation Fund
Accessor Income & Growth Allocation Fund
Accessor Balanced Allocation Fund
Accessor Growth & Income Allocation Fund
Accessor Growth Allocation Fund
Accessor Aggressive Growth Allocation Fund


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                           Portfolio Assets                     Basis Points
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     SEI fee based on average net assets of each fund               1
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Annual Minimum Fee (calculated and paid on a monthly basis):


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                              Fund                          Annual Minimum Fee
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     Existing 16 Portfolios listed in Schedule I                 $900,000*
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*in aggregate for all Portfolios in existence as of the Effective Date

Additional Portfolios/Classes:

$60,000 for each new Portfolio added in addition to the list in Schedule I

SEI would waive 50% of the minimum for the first year of the new fund(s) operation or $2,500 per month for each fund

$15,000 per additional Class added after "live" date

* This pricing also includes unlimited seats to SEI's Manager Dashboard, eBoardroom and Marketing & Review system technology.

Out of Pocket Expenses:

Reasonable out of pocket expenses (i.e., fulfillment charges, pricing service fees, postage and registration fees) incurred by the Administrator on behalf of Fund will be billed to Fund quarterly in arrears.

Change of Terms:

This schedule is based upon regulatory requirements and Fund's requirements as set forth in its Fund Data as of the Effective Date. Any material change to any of the foregoing, including but not limited to, a material change in Funds' assets or the investment objective of a Portfolio will constitute a material change to this Agreement. If such a change occurs, the Administrator agrees to review the change with representatives of Fund and provide information concerning the feasibility of implementing any additional or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional or enhanced service.

Fund acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge on a Portfolio basis against the Portfolios in the event the Portfolios have not implemented by the first anniversary of this Agreement an automated trade ticket process with Administrator to facilitate the orderly and timely processing of Portfolio transactions, valuations and reconciliations.

                                   SCHEDULE IV

                             Notice Instruction Form


 TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT:


 Name of Party or Parties:         __________________________________________


 Name of Contact:                  __________________________________________

 Address:                           _________________________________________

 Telephone No.:                     _________________________________________

 Facsimile No.:                     _________________________________________

 Email Address:                     _________________________________________

                                   SCHEDULE V

                              Fund NAV Error Policy



                    POLICY STATEMENT OF ACCESSOR FUNDS, INC.
                             REGARDING CORRECTION OF
                         NON-MONEY MARKET PRICING ERRORS

         This policy statement is intended to document procedures to be employed in the disposition of non-money market pricing errors on behalf of each series of Accessor Funds, Inc. (the "Fund") other than the U.S. Government Money Fund. In this regard, the Fund has adopted and will continue to revise as appropriate, Pricing and Valuation Procedures designed to reduce the likelihood of valuation errors. These procedures have been designed to provide guidance to the Fund with respect to correcting pricing and other errors affecting the Fund's NAV that are identified after the NAV of the Fund has been calculated and implemented.

o All pricing and other errors will be corrected promptly after they are discovered and the correction will carry through to all future NAV determinations. Whether a loss to the Fund, as a result of an error, should be corrected retroactively will depend on whether the error is considered to be "material". To determine materiality, an analysis must be performed for all subsequent days until the error has been corrected.

o If the net asset value per share (NAV) of a series of the Fund is impacted by any error in an amount less than a full $.01 per share, no action is deemed necessary due to the immateriality of the amount. This policy relates to the effect of the error itself and not to the situation wherein the NAV is affected by $.01 on a rounded basis.

o In the case of an overstatement of NAV by a full $.01 per share or more, shareholder purchases will be reprocessed to the extent the incremental shares due a shareholder equal or exceed one full share. In the case of redemptions, dollars will be deposited into the appropriate series of the Fund in order to make such series whole.

o In the case of an understatement of NAV by a full $.01 per share or more, dollars will be deposited into the appropriate series of the Fund in order to make such series whole for the overissuance of shares. In the case of redemptions, shareholders due $10 or more will be paid the additional proceeds.

o When an error is identified, the Chief Compliance Officer will consult with the Fund's attorney, if necessary and/or appropriate Fund officers to determine what corrective action is required in order to comply with these procedures. The determination will include an assessment of the financial impact of the error or errors on the Fund's NAV and, if appropriate, the shareholder. Once a determination has been made with respect to the course of action that should be taken, Accessor Capital and the appropriate service providers will be contacted.

o Material errors will be reported to the Board of Director's at the next quarterly Board meeting following the discovery of the error or errors. Such report shall describe: (i) the events that led up to the NAV error; and (ii) the impact of the error on the Fund's NAV and on the shareholder. The minutes of the Board meeting should reflect the Board's consideration of the corrective action taken.

o The Fund's Chief Compliance officer or its designee shall maintain and preserve in an easily accessible place a copy of these Procedures (and any modifications thereto) and (b) shall maintain and preserve for a period of not less than six years any records of any errors deemed to be "Material" in accordance with these Procedures.

     The above procedures are intended to provide general guidance in the case of a pricing error, but deviation from this policy may occur as facts or circumstances warrant. The Executive Committee is hereby authorized to modify these procedures pursuant to such individual facts or circumstances.


Adopted by the Board of Directors on October 4, 2004.

                                     NAV ERROR CORRECTION


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